SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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ARAMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders

To our stockholders:

ARAMARK Corporation will hold its annual stockholders meeting at the Philadelphia Convention Center, 12th and Arch Streets, Philadelphia, Pennsylvania, on Tuesday, February 4, 2003, at 3:00 p.m. Philadelphia time, for the following purposes:

1.	To elect four Class II directors to serve until the 2006 annual meeting of stockholders; and

2.	To transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on December 12, 2002 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. During the ten days prior to the meeting, stockholders may examine the list of stockholders who are entitled to vote at the meeting for any purpose germane to the meeting at ARAMARK’s corporate offices at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

You can vote your shares by proxy using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions for using these convenient services on the proxy card. Of course, you may also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

Whether or not you expect to attend the meeting in person, please vote your shares in one of the ways described above.

Bart J. Colli
Executive Vice President, General Counsel
and Secretary

January 2, 2003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Solicitation by Board of Directors

We are furnishing this proxy statement in connection with the solicitation by the board of directors of ARAMARK Corporation (“we,” “our,” “us,” “ARAMARK” or the “Company”) of proxies for use at the annual stockholders meeting to be held on February 4, 2003, and at any adjournment or postponement of the meeting. Stockholders may submit proxies by mail or phone, or electronically via the internet by following the instructions on the proxy card included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, delivering written notice of revocation to the Secretary of ARAMARK, or voting by ballot at the meeting.

ARAMARK’s executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). This proxy statement and proxy card are being mailed to our stockholders on or about January 2, 2003.

Proxy Solicitation

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of ARAMARK personally or by mail or telephone, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by ARAMARK.

Shares Outstanding and Voting Rights

On December 14, 2001, we completed the merger of ARAMARK with its wholly owned subsidiary ARAMARK Worldwide Corporation, followed by a public offering of our new class B common stock. In connection with the merger, our old class A common stock was converted into twenty shares of our new class A common stock and our old class B common stock was converted into two shares of our new class A common stock, divided as equally as possible among our new class A-1, class A-2 and class A-3 common stock. Throughout this proxy statement, references to share amounts and related information have been adjusted to take into account the effect of the merger. We use the term “class A common stock” to refer to the class A-1, class A-2 and class A-3 common stock. Our amended and restated certificate of incorporation provides for a conversion of class A-1, class A-2 and class A-3 common stock into class B-1, class B-2 and class B-3 common stock, respectively, if an employee that is the holder thereof leaves the Company. In addition, our amended and restated certificate of incorporation permits holders of our class A-1, class A-2, and class A-3 common stock to convert such shares into class B-1, class B-2 and class B-3 common stock, respectively, at any time. Unless the distinction is relevant, we use the term “class B common stock” to refer to our unrestricted class B common stock and our class B-1, class B-2 and class B-3 common stock.

Only holders of shares of class A common stock and class B common stock of record at the close of business on December 12, 2002, are entitled to notice of and to vote at the meeting. On that date, 113,286,411 shares of class A common stock (representing a total of 1,132,864,110 votes) and 78,456,218 shares of class B common stock (together, the “common stock”) were outstanding. Each holder of record of shares of class A common stock entitled to vote will have the right to ten votes for each such share of class A common stock held and each holder of record of shares of class B common stock entitled to vote will have the right to one vote for each such share of class B common stock held.

Quorum and Vote Required

The presence in person or by proxy of the holders of record of shares of our common stock entitling the holders to cast a majority of the votes entitled to be cast by the holders of common stock entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors. Any other matters that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote. An abstention is counted in the same manner as a vote against and a broker “non-vote” generally has no effect on the voting on these matters.

The board of directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

PROPOSAL

Election of Directors

At the meeting, four directors will be elected to hold office until the annual meeting of stockholders to be held in 2006 or until their successors have been elected and qualified. The persons listed below have been nominated by the board of directors to be elected as Class II directors:

Patricia C. Barron	Robert J. Callander
Ronald R. Davenport	Ronald L. Sargent

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed above. All of the nominees are currently members of our board of directors. If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the board of directors, unless the size of the board is reduced. The board of directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The board of directors recommends that you vote “For” the election of these four persons.

Directors

Our amended and restated certificate of incorporation provides for a board of directors that is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of office expiring after three years. Class II directors have terms expiring at the 2003 annual meeting of stockholders, Class III directors have terms expiring at the annual meeting of stockholders to be held in 2004 and Class I directors have terms expiring at the annual meeting of stockholders to be held in 2005. Ms. Barron and Messrs. Callander, Davenport and Sargent are members of Class II; Messrs. Neubauer, Babbio and von der Heyden are members of Class III; and Messrs. Coleman, Kean, Ksansnak and Preston are members of Class I. Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified.

The following table presents the names and positions of our directors, their ages as of December 12, 2002 and the length of time they have been directors:

Name	Age	Position	Since
Joseph Neubauer	61	Chairman and Chief Executive Officer(2)	1979
Lawrence T. Babbio, Jr.	58	Director(2) (3) (4)	1999
Patricia C. Barron	59	Director(1)	1997
Robert J. Callander	71	Director(1) (2) (4)	1986
Leonard S. Coleman, Jr.	53	Director(1)	2000
Ronald R. Davenport	66	Director(1) (4) (5)	1980
Thomas H. Kean	67	Director(3) (4)	1994
James E. Ksansnak	62	Director(3)	1997
James E. Preston	69	Director(2) (3) (4) (5)	1993
Ronald L. Sargent	47	Director	2002
Karl M. von der Heyden	66	Director(1) (3)	2001

(1)	Member of Audit and Corporate Practices Committee
(2)	Member of Executive Committee
(3)	Member of Finance Committee
(4)	Member of Human Resources, Compensation and Public Affairs Committee
(5)	Member of Stock Committee

Joseph Neubauer has been our chief executive officer since February 1983 and our chairman since April 1984. He was our president from February 1983 to May 1997. He is a director of Verizon Communications Inc., formerly Bell Atlantic Corporation, CIGNA Corporation, Federated Department Stores, Inc. and Wachovia Corporation.

Lawrence T. Babbio, Jr. has been vice-chairman and president of Verizon Communications Inc., formerly Bell Atlantic Corporation, since July 2000. He was president and chief operating officer of Verizon from December 1998 until July 2000. He was president and chief executive officer of Verizon’s Network Group and chairman of Verizon’s Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Verizon Communications and prior to that was executive vice president and chief operating officer of Verizon. He is a director of Hewlett-Packard Company.

Patricia C. Barron has been clinical associate professor at the Leonard N. Stern School of Business of New York University since September 1999 and prior to that was an executive-in-

residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Quaker Chemical Corporation, Teleflex Corporation, Ultralife Batteries, Inc. and United Services Automobile Association.

Robert J. Callander was executive-in-residence at the Business School of Columbia University from 1992 to June 2000. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Scudder Global High Income Fund Inc., Scudder New Asia Fund Inc., The Korea Fund Inc. and The Brazil Fund Inc.

Leonard S. Coleman, Jr. has been senior advisor, Major League Baseball, since November 1999. From September 2001 to October 2002, he was the chairman of Arena Co. He was president, The National League of Professional Baseball Clubs, from 1994 to 1999. He is a director of Cendant Corporation, Churchill Downs Incorporated, H.J. Heinz Company, New Jersey Resources Corporation, Omnicom Group, Inc., Owens Corning, Radio Unica Communications Corp. and Electronic Arts, Inc.

Ronald R. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972. He is a director of Mellon Private Asset Management.

Former Governor Thomas H. Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, CIT Group Inc., Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and United HealthCare Corporation.

James E. Ksansnak was our vice chairman from May 1997 until February 2001. From February 1991 to May 1997, he was our executive vice president; from May 1986 to February 1991, he was our senior vice president; and from May 1986 to May 1997, he was our chief financial officer. He is a director of CSS Industries, Inc.

James E. Preston was the chairman of Avon Products, Inc. from January 1989 to May 1999 and president and its chief executive officer from September 1988 until June 1998. He is a director of Reader ‘s Digest Association and Foot Locker, Inc.

Ronald L. Sargent has been the President and Chief Executive Officer of Staples, Inc. since February 2002. From November 1998 to February 2002, he served as President and Chief Operating Officer of Staples, Inc. and from October 1997 to November 1998 he served as President—North American Operations of Staples, Inc. Mr. Sargent is a director of Staples, Inc. and The Yankee Candle Company, Inc.

Karl M. von der Heyden was the vice chairman of PepsiCo, Inc. from February 1998 until February 2001 and its vice chairman and chief financial officer from September 1996 to February 1998. Between December 1993 and August 1994 he was president and chief executive officer of Metallgesellschaft Corp. In May 1993, he retired as co-chairman and chief executive officer of RJR Nabisco Inc. He is a director of AstraZeneca PLC and Federated Departments Stores, Inc.

Directors’ Meetings and Committees

ARAMARK’s board of directors held eight meetings during fiscal 2002. The board has five standing committees, including the Audit and Corporate Practices Committee, the Finance Committee, the Human Resources, Compensation and Public Affairs Committee, the Executive Committee and the Stock Committee, each of which is described below. The Human Resources, Compensation and Public Affairs Committee performs the functions of a nominating committee.

During fiscal 2002, each director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he or she served.

The Audit and Corporate Practices Committee (the “Audit Committee”) consists entirely of directors, each of whom the board has determined in its business judgment (i) is independent as defined in the New York Stock Exchange (the “NYSE”) listing standards as in effect on the date this proxy statement is first being mailed to stockholders, (ii) does not have a business or other relationship to us or our management that would interfere with his or her exercise of independent judgment and (iii) is financially literate. In addition, the board has determined that at least one member of the Audit Committee has accounting or related financial management expertise as defined in the same NYSE listing standards. Members of the Audit Committee receive compensation from us only in the form of directors’ fees, as described below. The Audit Committee, which operates under a written charter adopted by our board of directors, reviews periodic financial reports with our management prior to filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee also reviews the adequacy of our system of internal accounting controls with our financial and audit personnel and our outside auditor. In addition, the Audit Committee reviews with our independent public accountant the scope of its audits, its audit reports, any internal control recommendations and management’s responses to those recommendations and the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has the authority to appoint, establish the compensation of and evaluate our independent public accountant, which reports directly to it, and, where appropriate, to replace our independent public accountant. The Audit Committee also has sole responsibility for approving all audit and non-audit services by our independent public accountant. The Audit Committee may engage its own legal counsel and other advisors it deems appropriate to assist in the full performance of its functions. Finally, the Audit Committee monitors compliance with our business conduct policy. The Audit Committee held eight meetings during fiscal 2002.

The Finance Committee reviews our long-term business direction and goals and the strategy for maintaining that direction and achieving those goals. In connection with this responsibility, the Finance Committee reviews with management and recommends to the board of directors our overall financial plans, including capital expenditures, our dividend policy, acquisitions and divestitures, securities issuances and incurrences of debt, and the performance of our retirement benefit plans. It recommends to the board specific transactions involving the foregoing, and it has been empowered by the board to approve certain financial commitments and acquisitions and divestitures by us up to specified levels. The Finance Committee held five meetings during fiscal 2002.

The Human Resources, Compensation and Public Affairs Committee (the “Compensation Committee”) is comprised entirely of directors who the board has determined are independent and who the Company believes are both “non-employees” (within the meaning of SEC Rule 16b-3(b)(3)(i)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee determines the base salary of each of the chairman and chief executive officer and the president and chief operating officer (subject to review and approval by the board). The Compensation Committee also reviews appointments to senior management positions and approves the salaries and bonuses paid to officers and other senior management employees. In addition, the Compensation Committee reviews and recommends the compensation of non-employee directors and reviews our contribution policy and practices for our retirement benefit plans. The Compensation Committee also recommends to the board nominations for membership to the board of directors. The Compensation Committee will consider nominees proposed by stockholders. Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee’s consideration may do so by submitting the candidate’s name and qualifications in writing in accordance with our bylaws to the following address: ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107, Attn: Secretary. During fiscal 2002, the Compensation Committee held five meetings.

The Executive Committee has the full power of the board of directors when the board is not in session, except with respect to actions or matters expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval and the adoption, amendment or approval of our by-laws. The Executive Committee held one meeting in fiscal 2002.

The Stock Committee consists of two non-employee directors. The Stock Committee has concurrent authority with the Human Resources, Compensation and Public Affairs Committee to approve specific transactions involving ARAMARK stock between our officers and directors and us. It did not hold any meetings during fiscal 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, our directors and executive officers complied during fiscal year 2002 with all currently applicable Section 16(a) filing requirements.

Executive Compensation

Summary of Cash and Certain Other Compensation

The following table sets forth certain information concerning the compensation we paid to our chief executive officer and the five other most highly paid executive officers during 2002. We refer to these persons in this proxy statement as the “named executive officers.”

Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Current Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation(2)
Joseph Neubauer	2002	$1,000,000	$1,350,000	$132,822	—	$53,955
Chairman and	2001	1,000,000	1,300,000	11,000	—	120,476
Chief Executive Officer	2000	1,000,000	1,200,000	—	1,200,000	174,208

William Leonard	2002	665,500	600,000	72,453	—	6,875
President and	2001	629,000	600,000	—	—	6,500
Chief Operating Officer	2000	586,500	575,000	—	400,000	6,500

L. Frederick Sutherland	2002	468,000	300,000	—	—	6,875
Executive Vice President	2001	443,500	300,000	—	—	6,500
and Chief Financial Officer	2000	415,500	265,000	—	200,000	6,500

Brian G. Mulvaney	2002	418,000	295,000	—	—	6,875
Executive Vice President,	2001	389,000	280,000	—	—	6,500
Human Resources and Public Affairs	2000	350,500	265,000	—	300,000	6,500

John J. Zillmer	2002	418,000	250,000	—	80,000	6,875
Executive Vice President	2001	386,500	280,000	—	150,000	6,500
and President, Food and Support Services	2000	330,500	220,000	—	190,000	6,500

Bart J. Colli	2002	402,500	300,000	—	80,000	6,875
Executive Vice President,	2001	368,500	300,000	—	60,000	6,500
General Counsel and Secretary	2000	202,000	246,000	—	700,000	0

(1)
The amounts disclosed in this column include, with respect to Mr. Neubauer, $67,105 for Company payments of premiums for survivor insurance and $23,934 for above market interest on deferred compensation, and with respect to Mr. Leonard, $34,349 for personal use of the Company’s airplane.

(2)	The amounts in this column include:
(a)	Company contributions to the Stock Unit Retirement Plan: with respect to each of the named executive officers—$6,875 for 2002, $6,500 for 2001 and $6,500 for 2000
(b)
The value of the benefit to Mr. Neubauer of our payment on his behalf of the non-term portion of the premium for split-dollar life insurance (net of an amount equal to Mr. Neubauer’s interest on deferred compensation, receipt of which has been waived by him and has been offset against the non-term portion of the premium) calculated based on SEC interpretations as follows: $47,080 for fiscal 2002, $113,976 for fiscal 2001 and $167,708 for fiscal 2000.

Stock Options

Option Grants

The following table sets forth information with respect to the named executive officers concerning individual grants of stock options made in fiscal 2002.

Option Grants in Fiscal 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to All Employees in Fiscal 2002	Exercise or Base Price ($ per share)(1)	Expiration Date(1)	5%	10%
Joseph Neubauer	0	0.0%	—	—	0	0
William Leonard	0	0.0%	—	—	0	0
L. Frederick Sutherland	0	0.0%	—	—	0	0
Brian G. Mulvaney	0	0.0%	—	—	0	0
John J. Zillmer	80,000	1.67%	$23.00	12/10/2011	$1,157,166	$2,932,486
Bart J. Colli	80,000	1.67%	23.00	12/10/2011	1,157,166	2,932,486

(1)	The exercise price of all option grants reflected in the table are equal to the closing price of our class B common stock on the New York Stock Exchange on the date of grant.
(2)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercises of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the common stock, the optionholder’s continued employment through the option period, and the date on which the options are exercised.

Options Exercised and Unexercised

The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 2002 and unexercised options held as of September 27, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options(2)		Current Value of Unexercised In-the-Money Options at FY End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Neubauer	90,000	$1,700,100	0	960,000	0	$14,160,000
William Leonard	126,000	2,705,580	0	320,000	0	4,720,000
L. Frederick Sutherland	75,000	1,662,750	0	160,000	0	2,360,000
Brian G. Mulvaney	226,500	4,905,645	220,002	630,000	$3,872,433	10,338,600
John J. Zillmer	90,498	1,888,279	0	494,004	0	5,989,787
Bart J. Colli	49,500	920,475	0	712,500	0	8,952,750

(1)
Value realized equals the closing price of our class B common stock on the New York Stock Exchange at the time the option was exercised minus the exercise price of the option, multiplied by the number of shares for which the option was exercised.

(2)
Options currently exercisable and current values of options are determined as of September 27, 2002. Value of an in-the-money option equals the closing price of our class B common stock on September 27, 2002 minus the exercise price of the option, multiplied by the number of shares underlying the option.

Employment Agreements and Change of Control Arrangements

General.    We have employment agreements or arrangements with all of our officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these contracts are for indeterminate periods terminable by either party, in most cases subject to advance notice and post-employment severance and benefit obligations.

Agreement with Mr. Neubauer.    Mr. Neubauer’s agreement provides for his services as chairman and chief executive officer at a current annual base salary of $1,000,000 plus a bonus under the applicable bonus plan. The agreement’s term generally ends upon either party giving two years’ advance notice, but may be terminated earlier subject to certain severance obligations. In general, upon Mr. Neubauer’s termination of employment by us without cause or by Mr. Neubauer’s resignation with good reason (which terms are defined in the agreement), including a resignation by Mr. Neubauer within 12 months following a change of control (as defined in the agreement), he will receive the following payments or benefits:

•
a lump sum payment equal to the sum of two times his base salary plus two times his average bonus over the three immediately preceding years, except that if we terminate without cause and the termination occurs following two years’ advance notice, Mr. Neubauer instead will receive a pro rata bonus for the year of termination based on his average bonus over the three immediately preceding years;

•	full vesting of all outstanding stock purchase opportunities; and

•
except in the case of termination without cause for which we provide two years’ notice, a lump sum payment for consulting equal to his base salary for one year and continuation of certain welfare benefits for a period of three years.

In addition, following any termination of Mr. Neubauer’s employment, we will pay him a supplemental retirement benefit for the rest of his life generally equal to one-half of the sum of his base salary plus his average bonus over the three years immediately preceding the year of his termination, with one-half of those payments continuing after his death to his surviving spouse for her lifetime.

If Mr. Neubauer’s employment is terminated by us without cause or by his resignation with good reason, in either case upon two year’s advance notice, Mr. Neubauer will provide consulting services to us for a period of two years, but not more than 20 hours in any month. For such consulting services, he will continue to receive the same base salary that he had been receiving upon his termination of employment, plus continued coverage under certain benefits arrangements.

Mr. Neubauer is subject to a non-competition covenant for a period of two years following his termination of employment or consulting period.

We have agreed to use our best efforts to cause Mr. Neubauer to be a member of our board during the term of Mr. Neubauer’s employment agreement. In addition, if any payment or benefit payable to Mr. Neubauer after a change in ownership or control of the company would be considered a parachute payment subject to a federal excise tax, then we will pay Mr. Neubauer an additional payment or benefit to gross-up the amount of the excise tax.

We have a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, we pay a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. At September 27, 2002, the amount of the premium repayment obligation was $2,497,692. We do not charge interest in each fiscal year on this amount. However, we capture at least some of the foregone interest because we reduce the amount of the interest that would otherwise accrue on Mr. Neubauer’s deferred compensation. We hold a security interest in the policies to secure the repayment of the premium amount paid by us. This arrangement terminates upon the termination of Mr. Neubauer’s employment (other than by reason of his retirement). The Company is considering the impact, if any, of recent legislation on the ability of the Company to continue the split dollar insurance agreement.

Agreements with Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli.    In 2003, Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli will receive annual base salaries of $725,000, $500,000, $450,000, $450,000 and $430,000, respectively.

We have entered into substantially similar agreements with Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli (each, an “Executive”) relating to employment and post employment competition. The agreements generally provide for severance payments and other payments to be made to the Executive in the event that the Executive’s employment is terminated for any reason other than for cause. Those benefits include severance payments on the basis of continuous service, generally equal to between 6 and 18 months of pay plus the continuation of certain other benefits, including basic group medical and life insurance coverage, during the period of such payment. The agreements contain non-competition provisions pursuant to which the Executive would be restricted from associating with or acquiring or maintaining an ownership interest in a competing business for a period of two years (or one year if employment is terminated by us other than for cause or is terminated by the employee for good reason after a change of control).

The agreements we have entered into with Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli also provide for severance benefits if the Executive’s employment is terminated under certain circumstances in connection with a change in control of the Company. In general, if the Executive’s employment is terminated by us without cause or if the Executive resigns with good reason (as defined in the agreement), following a change in control, the Executive is entitled to cash severance benefits based on a multiple of two times the Executive’s base salary and target bonus (or the prior year’s actual bonus, if higher), a pro rata portion of the Executive’s target bonus for the fiscal year of termination, plus cash severance benefits of up to 18 months of pay based on the Executive’s length of service with the Company. The Executive is also entitled to continuation of certain welfare benefits for a period of 24 months and certain outplacement benefits. Under certain circumstances, the severance benefits payable under these agreements might constitute parachute payments subject to federal excise tax, in which case the Executive will receive a gross-up payment to compensate the Executive for the excise taxes.

Compensation Committee Interlocks and Insider Participation

Mr. Neubauer serves as a director of Verizon Communications, Inc. and is a member of Verizon’s compensation committee. Mr. Babbio, who is vice chairman and president of Verizon, is our director and serves on our Human Resources, Compensation and Public Affairs Committee. Messrs. Babbio, Callander, Davenport, Kean and Preston served as members of the Human Resources, Compensation and Public Affairs Committee during fiscal 2002.

Compensation of Directors

Each non-employee director receives an annual cash retainer of $50,000, payable in quarterly installments of $12,500, plus non-qualified stock options to purchase shares of our class A common stock, awarded quarterly. The number of shares subject to the quarterly option awards are calculated by dividing $31,000 by the closing price of a share of our class B common stock on the grant date. Options have a 10-year term, are immediately 100% vested on the date of grant and have an exercise price equal to the fair market value of the underlying common stock on the date of grant. Non-employee directors may elect to receive all or part of the annual retainer in the form of deferred shares and deferred cash. Under this deferral arrangement, the non-employee director is credited at the end of each quarter, under a notional deferral account, with the amount of cash deferred or with a number of shares of our class A common stock calculated by dividing the amount of cash deferred by the closing price of a share of our class B common stock on the computation date. Deferred shares and deferred cash are issued or paid to the director on the third anniversary of the last day of the year in which the fees would have otherwise been paid to the director, unless the director elects to defer issuance or payment to a later date. Deferred cash accrues interest at a rate determined annually by us. The interest rate for fiscal 2002 was 7.41%. In addition, directors who are not our employees receive $5,000 each year for services as chairman of a board committee.

Committee Report on Executive Compensation

ARAMARK’s compensation programs are designed to support ARAMARK’s overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with ARAMARK’s goals, to provide compensation consistent with competitive market rates and to include a significant portion of incentive compensation.

Performance measures.    ARAMARK uses various financial measures to evaluate the performance of ARAMARK and its business units, with the specific measures in some cases varying depending upon the type of business involved. Generally, the measures currently used are Sales Growth, EBIT, ROGI, and in addition, for overall corporate performance, Net Income. EBIT is Earnings Before Interest and Taxes. ROGI is Return on Gross Investment. Targets for each of these performance measures are established annually in ARAMARK’s business plan, which is approved at the beginning of the fiscal year by the board.

Salary.    Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of ARAMARK, the current rate of inflation, and general compensation levels in the industries in which ARAMARK operates. For increases effective at the beginning of calendar 2003, the guideline increase for executive officers, including the six named individuals, was 4%. The specific salary increase for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the board; for all other executive officers, the individual’s supervisor and more senior executives, along with the human resources services department, conduct the review and make a recommendation to the Committee.

Bonus.    Senior executive officers participate in ARAMARK’s management incentive bonus program. Bonuses are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee’s bonus potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee’s position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer and Leonard, the Committee awards bonuses pursuant to the Senior Executive Annual Performance Bonus Arrangement rather than the management incentive bonus program. Pursuant to the arrangement, the Committee selected Revenues, Net Income and ROGI of ARAMARK as the financial performance measures for Messrs. Neubauer and Leonard and set goals for each measure. As required by the arrangement, the attainments of performance goals set by the Committee were decreased to exclude “Other Income” as presented in the consolidated financial statements and to account for the impact resulting from the ServiceMaster acquisition. All of the events for which these adjustments were made occurred after the Committee set the goals for each measure. Mr. Neubauer was awarded 45% of his maximum bonus potential for fiscal 2002.

Long Term Incentives.    The Human Resources, Compensation and Public Affairs Committee believes that providing incentives through the granting of awards aids the Company and its affiliates in recruiting, retaining and rewarding key employees, directors or consultants of outstanding ability and motivates such employees, directors or consultants to exert their best efforts on behalf of the Company and its affiliates. Stock options are granted in accordance with the ARAMARK 2001 Equity Incentive Plan. Individual grants are generally made by the Human Resources, Compensation and Public Affairs Committee in connection with competitive grant practices, as well as situations involving hires and promotions, and other recognition of performance. The individual’s supervisor and other senior executives, along with the human resources services department, make recommendations to the Human Resources, Compensation and Public Affairs Committee. ARAMARK has in the past also made broad-based grants to management employees.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based. The ARAMARK 2001 Equity Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Senior Executive Annual Performance Bonus Arrangement has also been structured so that awards will qualify as performance-based compensation not subject to the $1 million limitation.

Members of the Human Resources, Compensation and Public Affairs Committee:

James E. Preston, Chair
Lawrence T. Babbio, Jr.	Robert J. Callander
Ronald R. Davenport	The Honorable Thomas H. Kean

Equity Compensation Plan Information

The following table sets forth information about ARAMARK common stock that may be issued under all of ARAMARK’s existing equity compensation plans as of September 27, 2002, including the 2001 Equity Incentive Plan, Combined Stock Ownership Plan, 1996 Directors Stock Ownership Plan, the Stock Unit Retirement Plan, the 2001 Stock Unit Retirement Plan and the Deferred Compensation Plan for Directors:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:	30,112,632	(1)	$9.96	31,300,389	(2)
Equity compensation plans not approved by security holders:	535,339	(3)	$6.04	0	(4)

Total	30,647,971		$9.90	31,300,389

(1)
Includes 3,288,215 shares issuable upon the conversion of deferred stock units issuable under the ARAMARK Corporation Stock Unit Retirement Plan at a rate of one share for each deferred stock unit. As such, there is no exercise price for those securities.

(2)
The 2001 Equity Incentive Plan provides that an additional 3% of our common stock outstanding as of the end of the prior calendar year becomes available under the Plan on each January 1 following the adoption of the plan.

(3)
Includes 149,339 shares issuable upon the conversion of deferred stock units issuable under the ARAMARK 2001 Stock Unit Retirement Plan at a rate of one share for each deferred stock unit. As such, there is no exercise price for those securities.

(4)
To the extent that any shares are issued under the 2001 SURP and the Deferral Plan, the number of shares available for issuance under the 2001 Equity Incentive Plan would be reduced by an equal number of shares.

Non-Shareholder Approved Plans are described below.

ARAMARK Corporation 1996 Directors Stock Ownership Plan

The 1996 Directors Stock Ownership Plan (the “Directors Stock Plan”) provides for the granting of non-qualified stock options to ARAMARK’s non-employee directors. As of September 27, 2002, options to acquire 386,000 shares of Class A common stock were outstanding under the Directors Stock Plan. No new stock options may be granted under the Directors Stock Plan after December 13, 2001.

The board of directors administers the Directors Stock Plan and selects the non-employee directors to receive grants, the number of shares of common stock subject to such options, the exercise price for each stock option, the time period during which such options become exercisable, the term for each stock option grant, and such other terms and conditions that are consistent with the Directors Stock Plan. The term for each stock option could not exceed 10 years from the date of grant and the exercise price for a stock option could not be less than the greater of (i) 100% of the fair market value of the shares of common stock subject to the option on the date of grant, or (ii) the par value of the shares subject to the option. At the time of exercise, the board of directors may determine, in its sole discretion, to provide that the director will receive cash, shares of common stock, or a combination of cash or shares equal in value to any excess of the fair market value of the shares of common stock over the exercise price of the option. If the board of directors determines to pay cash to the director, the director will not be required to pay the exercise price for the option. If the director terminates service as a director for any reason, the option will automatically be adjusted and converted to an option to purchase shares of class B common stock. After termination of service, the director will have the shorter of 3 months or the term of the option to exercise the vested portion of his option. The exercisability period is extended to 12 months if the director dies or becomes permanently disabled while the option is exercisable. The board of directors may amend the Directors Stock Plan at any time without stockholder approval.

ARAMARK Deferred Compensation Plan for Directors

The board of directors established the Deferred Compensation Plan for Directors (the “Deferral Plan”), effective January 1, 2002, for the purpose of providing ARAMARK’s non-employee directors with the opportunity to defer receipt of the fees they receive as members of the board of directors. Although the Deferral Plan has not been submitted to ARAMARK’s stockholders for approval, the number of shares issued under the Deferral Plan will reduce the shares issuable under the 2001 Equity Incentive Plan, which was approved by stockholders.

The Compensation Committee administers the Deferral Plan. The Deferral Plan is an unfunded program of deferred compensation for non-employee directors. Non-employee directors may elect to defer receipt of their fees as a director to the Deferral Plan prior to the beginning of the year in which the fees will be earned. A director may stop deferrals to the Deferral Plan on a prospective basis, but will not be permitted to make any further deferrals to the Deferral Plan for the remainder of the year if deferrals stop during the year. Amounts deferred by non-employee directors will be credited to either a deferred cash account (the “Cash Account”) or a deferred stock account (the “Stock Account”) maintained for the benefit of such non-employee director. The non-employee director selects the account pursuant to which his deferrals will be credited. Deferrals to the Cash Account will be credited in cash and will be credited with deemed earnings at a rate determined by the Compensation Committee. Deferrals to the Stock Account will be credited in units that will be payable to the director as shares of common stock. The number of units credited to the Stock Account will be determined by dividing the amount of the directors fees deferred by the fair market value of a share of common stock on the date the amounts are credited to the Stock Account. Amounts are credited to the Cash Account and Stock Account on the last trading day of the ARAMARK’s fiscal quarter with respect to which the fees would have otherwise been payable to the non-employee director. As of September 27, 2002, there were no units credited to Stock Accounts on behalf of any participants in the Deferral Plan.

Amounts credited to the Cash Account and Stock Account will be distributed to the non-employee director on the date selected by the non-employee director, but will not be distributed earlier than the third anniversary of the last day of the year in which the fees would have otherwise been paid to the non-employee director. If dividends are paid with respect to shares reflected by units under the Stock Account, the Stock Account will be credited with additional units equal to the product of the amount of the dividend multiplied by the number of units credited to the non-employee directors account, divided by the fair market value of a share of common stock on the date of the dividend payment. Amounts credited to the non-employee director’s Cash Account will be distributed in cash. Generally, amounts credited to the Stock Account will be paid in shares of class A common stock, pursuant to and subject to the terms of the 2001 Equity Incentive Plan (the “Incentive Plan”), however, if the shares are distributed to the non-employee director after his termination of service as a director, then the shares will be shares of class B common stock. The total number of shares of common stock distributable under the Deferral Plan is subject to the total number of shares available for awards under the Incentive Plan. Upon a change in control, all amounts held in the Cash Account and Stock Account will be distributed to the non-employee director in a lump sum or installments, as selected by the non-employee director.

2001 SURP

The 2001 Stock Unit Retirement Plan (the “2001 SURP”) is a non-qualified retirement plan for highly compensated employees who are not eligible to participate in any Company-sponsored qualified retirement plan. The 2001 SURP is intended to provide participants with benefits similar to those provided under our Retirement Savings Plan (the “RSP”). Participants are allowed to defer up to 25% of their eligible earnings, with interest deemed to accrue on those deferrals. We will match contributions in deferred stock units, which are substantially equivalent to an investment in our class B common stock. Matching contributions generally equal between 25% and 75% of the participant’s first 6% of compensation deferred in a plan year, limited by the same maximum as our RSP. Deferred compensation, deemed interest and shares of stock will be distributed to the participant at the time of the participant’s termination of employment, unless deferred by the participant. Employee deferrals are immediately 100% vested. Matching contributions generally vest following two years of participation or three years of service. Upon a change in control of ARAMARK, existing account balances under the 2001 SURP become fully vested. The 2001 SURP is an unfunded plan. The deferred stock units are not outstanding shares, but are obligations to issue shares in the future.

Certain Relationships and Related Transactions

Neubauer Registration Rights Agreement

In exchange for Mr. Neubauer’s agreement to relinquish the right under his employment agreement to the benefits of the provisions of the stockholders’ agreement as in effect prior to our public offering in December 2001, we entered into a registration rights agreement with Mr. Neubauer, the Neubauer Family Foundation and certain trusts of which Mr. Neubauer is the settlor. Under the registration rights agreement, we granted Mr. Neubauer and those related parties three demand rights and unlimited piggyback registration rights. Mr. Neubauer and those related parties may exercise demand registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply at any time after December 14, 2002, and with respect to all of their shares at any time after June 14, 2003. Mr. Neubauer and those related parties also have unlimited piggyback registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply. The provisions of the registration rights agreement with Mr. Neubauer will not override the applicable transfer restrictions in our amended and restated certificate of incorporation.

Other Transactions

Demand loans in the principal amount of $65,500 that were made to each of Messrs. William Leonard and John J. Zillmer, two of our named executive officers, for the acquisition of club memberships were repaid in November 2002. The demand loans were non-interest bearing. The maximum amount outstanding during fiscal 2002 under the loans to each of Messrs. Leonard and Zillmer was $65,500.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 12, 2002 by (i) each person known to us to own beneficially more than five percent of either class of our common stock, (ii) our executive officers listed under “Executive Compensation—Summary of Cash and Certain Other Compensation,” (iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock purchase opportunities and stock options exercisable currently or within 60 days of December 12, 2002 are deemed outstanding and to be beneficially owned by the person holding such purchase opportunity or option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock (5)
Name of Beneficial Owner	Shares(1)(2)%		Shares(2)(3)(4)%
Trustee for the RSP and the AUCA Plan(6)	24,930,300	22.0	25,436,717	24.6
Janus Capital Management LLC(7)	—	—	5,706,875	7.3
Wachovia Corporation(8)	5,178,984	4.6	5,178,984	6.2
Joseph Neubauer(9)	26,300,049	23.2	26,339,049	25.1
Lawrence T. Babbio, Jr.	203,833	*	203,833	*
Patricia C. Barron	276,027	*	276,027	*
Robert J. Callander	403,833	*	403,833	*
Leonard S. Coleman, Jr.	119,833	*	119,833	*
Ronald R. Davenport	240,134	*	240,134	*
Thomas H. Kean	687,653	*	687,653	*
James E. Ksansnak(10)	1,997,403	1.8	1,997,403	2.5
James E. Preston(11)	813,833	*	813,833	1.0
Ronald L. Sargent	—	*	—	*
Karl M. von der Heyden	33,833	*	33,833	*
William Leonard(12)	3,434,402	3.0	3,599,402	4.4
L. Frederick Sutherland(13)	2,711,990	2.4	2,821,990	3.5
Brian G. Mulvaney(14)	1,747,562	1.5	1,773,642	2.2
John J. Zillmer	911,244	*	911,244	1.1
Bart J. Colli(15)	303,758	*	303,758	*
All directors and executive officers as a group (18 persons)	41,003,658	35.7	41,343,738	34.6

(1)
Applicable percentage of ownership is based on 113,286,411 shares of class A common stock outstanding on December 12, 2002. The numbers in this column include shares that are subject to stock purchase opportunities or stock options exercisable currently, or within 60 days of December 12, 2002 as follows: Mr. Babbio 83,833 shares, Ms. Barron 93,833 shares, Mr. Callander 3,833 shares, Mr. Coleman 55,833 shares, Mr. Davenport 3,833 shares, Mr. Kean 3,833 shares, Mr. Ksansnak 3,833 shares, Mr. Preston 3,833 shares, Mr. von der Heyden 33,833 shares, Mr. Leonard 106,668 shares, Mr. Sutherland 53,336 shares, Mr. Mulvaney 440,000 shares, Mr. Zillmer 165,340 shares, Mr. Colli 217,836 shares and all directors and executive officers as a group 1,634,677 shares.

(2)
For institutional investors, we have based the disclosure in this table on Schedules 13D and 13G filed with the Securities and Exchange Commission. Amendments to Schedule 13G are required to be filed 45 days after the end of the calendar year. As a result, given our September fiscal year end, there may have occurred changes in the share holdings, as well as the list of the 5% holders, enumerated in this table which have not yet been reported in a Schedule 13G filing.
(3)
Applicable percentage of ownership is based on 78,456,218 shares of class B common stock outstanding on December 12, 2002, which represents outstanding shares of class B-1, class B-2, class B-3 and our publicly traded class B common stock. For each listed person or persons, we have included the shares of class B common stock issuable upon the conversion of class A common stock for purposes of computing such person’s percentage ownership of class B common stock, but such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. We have also included shares of class A common stock issuable upon the exercise of stock purchase opportunities or stock options exercisable currently or within 60 days of December 12, 2002. The shares of class A common stock deemed converted for purposes of determining a person’s beneficial ownership of class B common stock include all classes of class A common stock, including shares of class A-3 common stock. Shares of class A-1, A-2, A-3, B-1, B-2 and B-3 common stock are or were subject to transfer restrictions, including restrictions on conversion into our publicly traded class B common stock. Upon expiration of these restrictions, shares of class A common stock may be converted into our publicly traded class B common stock. The restrictions on class A-1, A-2, B-1 and B-2 common stock expired in 2002. The transfer restrictions on class A-3 and B-3 common stock will not expire until June 4, 2003. 34,126,322 shares of class A-3 common stock and 3,337,391 shares of class B-3 common stock were outstanding on December 12, 2002.

(4)
The numbers in this column include shares of class B-3 common stock into which the shares of class A-3 common stock are convertible as follows: Mr. Babbio 39,999 shares, Ms. Barron 61,331 shares, Mr. Callander 157,927 shares, Mr. Coleman 21,333 shares, Mr. Davenport 80,933 shares, Mr. Kean 227,940 shares, Mr. Ksansnak 807,722 shares, Mr. Preston 270,000 shares, Mr. Leonard 1,246,486 shares, Mr. Sutherland 1,060,073 shares, Mr. Mulvaney 535,586 shares, Mr. Zillmer 276,987 shares, Mr. Colli 32,819 shares and all directors and executive officers as a group 13,828,346 shares.

(5)
In addition, although not included in the table above, Highfields Capital Management, LP (“HCM”), a registered investment adviser, Highfields GP, LLC (“Highfields GP”), the general partner of HCM, and Jonathon S. Jacobson and Richard L Grubman, each a managing member of Highfields GP, filed a Schedule 13G on December 20, 2002 reflecting their ownership of 4,079,999 shares, or 5.2%, of our class B common stock. According to HCM, Highfields GP, Jacobson and Grubman, each has voting and dispositive power over all such shares. These shares are directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd., as to each of which funds HCM serves as investment adviser with the power to direct investments. The principal address of HCM is 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116.

(6)
The independent trustee of the Company stock fund portion of the ARAMARK Retirement Savings Plan for Salaried Employees (“RSP”) and the ARAMARK Uniform and Career Apparel Group Retirement Savings Plan (“AUCA”) is U.S. Trust Company, N.A. The independent trustee’s address is 14 West 47th Street, New York, NY 10036. With respect to matters relating to certain significant corporate events, the vote is passed through by the independent trustee to the participant in the relevant plan. The number of shares of class B common stock shown on the table includes 24,930,300 shares currently issuable upon conversion of an equal number of shares of class A-1 common stock, all of which are shown in the class A common stock column of the table, and 506,417 shares of class B common stock.

(7)
As reflected in Schedule 13G filed on July 10, 2002 by Janus Capital Management LLC, an investment advisor (“Janus Capital”) and Janus Fund, an investment company. According to Janus Capital, it has voting and dispositive power over all such shares. According to Janus Fund, it has voting and dispositive power over 2,989,965 such shares. These shares are directly owned by several investment companies, including Janus Fund, as to which Janus Capital serves as investment adviser with the power to direct investments. The principal address of Janus Capital is 100 Fillmore Street, Denver, Colorado 80206.

(8)
Consists of shares held by trusts for the benefit of family members of Joseph Neubauer, for which Wachovia Corporation serves as trustee. The principal address of Wachovia Corporation is One First Union Center, Charlotte, North Carolina 28288-0137.

(9)
The address of Mr. Neubauer is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107. The number of shares of class A common stock shown on the table includes 23,304,580 shares held directly by Mr. Neubauer, 2,675,469 shares held by The Neubauer Family Foundation (the “Foundation”), over which Mr. Neubauer has majority voting control, and 320,000 shares issuable currently or within 60 days upon exercise of outstanding stock options. This number of shares does not include shares held by certain grantor retained annuity trusts for the residual benefit of certain family members of Mr. Neubauer, with respect to which Mr. Neubauer has no voting or dispositive power and disclaims beneficial ownership. The number of shares of class B common stock shown on the table includes 8,646,018 shares of class B-3 common stock currently issuable upon conversion of an equal number of shares of class A-3 common stock, all of which are shown in the class A common stock column of the table, including 7,937,529 shares held directly by Mr. Neubauer and 708,489 shares held by the Foundation. The number of shares of class B common stock shown on the table also includes 39,000 outstanding shares of our publicly traded class B common stock held by the Foundation.

(10)
The number of shares of class A common stock shown on the table includes 750,114 shares held by the Ksansnak Family Limited Partnership, of which Mr. Ksansnak is the general partner, and 1,243,456 shares held by various trusts, of which Mr. Ksansnak is trustee.

(11)	Includes 453,600 shares held by Preston Associates Limited Partnership over which Mr. Preston has voting and dispositive power.
(12)
The number of shares of class B common stock shown on the table also includes 165,000 shares of class B-1 common stock held by the Leonard Family Foundation over which Mr. Leonard has voting and dispositive power.

(13)
Includes 778,000 shares of class A common stock held by two family partnerships for which Mr. Sutherland serves as a general partner. Also includes 110,000 shares of our publicly traded class B common stock held by the Chatham Foundation over which Mr. Sutherland has voting and dispositive power.

(14)
The number of shares of class B common stock shown on the table also includes 19,360 shares of class B-1 common stock and 6,720 shares of class B-3 common stock held by the John L Mulvaney Foundation over which Mr. Mulvaney has voting and dispositive power.

(15)	Includes 1,528 shares of class A common stock held by Mr. Colli’s son, as to which Mr. Colli disclaims beneficial ownership.

*	Less than 1%.

Performance Graph

The following graph compares the cumulative return of our class B common stock (measured by the price on the New York Stock Exchange during fiscal 2002) to Standard & Poor’s 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index during the same periods. The graph assumes the investment of $100 in our class B common stock, Standard & Poor’s 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index on December 11, 2001, the date our class B common stock was first traded on the New York Stock Exchange. Dividend reinvestment has been assumed.

Data points for the graph set forth above

Period Ended	ARAMARK	S&P 500	Dow Jones Consumer Non-Cyclical
December 11, 2001	100.00	100.00	100.00
December 31, 2001	105.91	101.07	102.92
January 31, 2002	100.39	99.60	103.99
February 28, 2002	100.79	97.68	107.84
March 31, 2002	103.94	101.35	112.00
April 30, 2002	109.06	95.21	113.61
May 31, 2002	102.20	94.51	114.68
June 30, 2002	98.43	87.78	107.92
July 31, 2002	84.65	80.94	102.78
August 31, 2002	89.17	81.47	104.20
September 27, 2002	86.02	73.70	97.16

Report of Audit and Corporate Practices Committee

In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the fiscal year ended September 27, 2002.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to ARAMARK is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2002.

Members of the Audit and Corporate Practices Committee:

Robert J. Callander, Chair
Patricia C. Barron	Leonard S. Coleman, Jr.
Ronald R. Davenport	Karl M. von der Heyden

Relationship with Independent Public Accountants

On May 23, 2002, we dismissed Arthur Andersen LLP (“Arthur Andersen”) as our independent public accountant and engaged KPMG LLP (“KPMG”) to serve as our independent public accountant for fiscal 2002. The decision to change independent public accountants was recommended by the Audit Committee and approved by our board of directors.

Arthur Andersen’s reports on our consolidated financial statements for each of the fiscal years ended in 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended 2001 and 2000 and through May 23, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in item 304 (a)(1)(v) of Regulation S-K.

ARAMARK provided both Arthur Andersen and KPMG with a copy of the foregoing disclosures.

During the fiscal years ended 2001 and 2000 and through the date of the our decision, we did not consult KPMG with respect to the application of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304 (a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee is expected to reappoint the firm of KPMG as our independent public accountant for the 2003 fiscal year. A representative of KPMG is expected to be present at the annual meeting and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Set forth below is information relating to the aggregate fees paid to KPMG for professional services rendered during fiscal 2002.

Audit Fees

The aggregate fees paid to KPMG LLP for all professional services rendered in connection with the audit of our consolidated financial statements for the fiscal year ended September 27, 2002, and for the reviews of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year were $1,265,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended September 27, 2002, were zero.

All Other Fees

Audit related fees include services traditionally performed by the auditor such as compliance and employee benefit audits, reviews of registration statements, accounting consultation and other services. The aggregate fees for audit-related services rendered for the fiscal year ended September 27, 2002 paid to KPMG were $805,000.

The aggregate fees for professional services rendered, other than the services described above, for the fiscal year ended September 27, 2002 paid to KPMG were $285,500. These consist of fees for assistance with various tax matters.

Financial Statements

A copy of our 2002 Annual Report is being delivered to stockholders with this proxy statement. Stockholders are referred to the annual report for financial and other information about us.

Advance Notice Procedures

In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2004 annual meeting of stockholders must be given no earlier than October 18, 2003 nor later than November 17, 2003. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2004 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than September 3, 2003.

ARAMARK CORPORATION
PROXY CARD
SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Bart J. Colli, L. Frederick Sutherland and Susan E. Goldy (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the “Company”) to be held on February 4, 2003 and at any adjournment.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

see other side

Detach here from proxy voting card.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.
Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your signed proxy card to 201-296-4956. You must fax both the front and back of the card.

or

2.	Vote by Internet at our Internet Address: http://www.eproxy.com/rmk or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.	Please mark your vote as indicated in this example	☒

1. Election of Directors		Nominees:

FOR all nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the right ☐	01 Patricia C. Barron, 02 Robert J. Callander, 03 Ronald R. Davenport, 04 Ronald L. Sargent (To withhold authority to vote FOR write name(s) on line: )

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments thereof.

Signature                                                       Signature                                                       Date

NOTE: Please sign as exactly as name appears. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/rmk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.